Exhibit 99.1

3200 Zanker Road
San Jose, CA 95134
Tel: (408) 933-4000

Contacts:	News For Immediate Release Globalstar: Mac Jeffery 212/338-5383
New Valley: Citigate Sard Verbinnen Paul Caminiti 212/687-8080
Globalstar Investors: The Abernathy MacGregor Group 877/566-7607

NEW VALLEY CORPORATION TO PROVIDE $55 MILLION
FINANCING TO GLOBALSTAR
IN EXCHANGE FOR MAJORITY STAKE

New financing expected to accelerate emergence from Chapter 11

SAN JOSE, CA and MIAMI, FL, January 15, 2003 - Globalstar, the world’s most popular handheld satellite phone service, and New Valley Corporation [NASDAQ:NVAL] today announced an agreement under which New Valley will provide Globalstar with debtor-in-possession (“DIP”) financing as the first step toward assuming majority ownership of a new, reorganized Globalstar company. Subject to approval by the U.S. Bankruptcy Court in Delaware, the agreement calls for New Valley to make a total investment of $55 million in Globalstar.

Under the terms of the purchase and reorganization plan, New Valley will assume majority ownership of the new Globalstar company, with the remainder of the equity to be held by the company’s creditors, which include Loral Space & Communications, Qualcomm Incorporated and holders of Globalstar L.P. bonds. Creditors will also receive preferred shares in the new company, along with warrants to buy additional equity. At the conclusion of the restructuring process and assuming full dilution of all outstanding warrants, this plan would provide New Valley with a controlling interest in the new company.

Holders of Globalstar Telecommunications Ltd. (GTL) shares may have a limited opportunity to purchase shares in the new company, though this would be subject to review by the Bankruptcy Court. The terms of the plan announced today include no other compensation for GTL shares.

Upon approval by the Bankruptcy Court, New Valley will provide DIP financing of $20 million over the course of the Chapter 11 and FCC approval process, subject to certain conditions. Under the terms of the agreement, New Valley would provide an additional $35 million at the conclusion of the restructuring later this year. Upon Court approval of the DIP financing, Globalstar and its creditors committee will not be able to either seek or accept a better offer.

“We strongly believe that Globalstar is best positioned to meet the increasing demand for high-quality, low-cost mobile satellite telephony, data collection and Internet communications,” said Bennett S. LeBow, chairman and chief executive officer of New Valley. “We are confident that New Valley’s investment in Globalstar will enable the company to further expand its growing customer base and progress toward profitability.”

“This new investment will give us the resources to both strengthen our existing service and broaden our portfolio of voice and data products, making Globalstar the most cost-effective, high-quality satellite service available,” said Olof Lundberg, chairman and chief executive officer of Globalstar. “Throughout our restructuring process, Globalstar has maintained and even expanded its service for most of its customers with virtually no interruptions. Customers can be assured that service will not only continue in the same fashion, but also, over time, will be expanded to include still more products and features.”

With service coverage today in over 100 countries, serving over 83,000 subscribers, Globalstar has made substantial progress in implementing its new business plan, including the introduction of substantially lower prices in North America last year, the consolidation of sales and technical operations in the U.S., Canada, the Caribbean and parts of Europe, and the establishment of a new marketing and sales structure targeting specific vertical industries. With this new financing, Globalstar will immediately begin work toward further augmenting its marketing and sales efforts around the world. The new, reorganized Globalstar will retain ownership of existing sales and technical operations in North America and Europe, and expects to finalize new business agreements with its service provider partners in all other parts of the world to provide seamless service and support to customers in all locations, particularly businesses with requirements across multiple geographies.

Globalstar now intends to accelerate its program of new product development and service offerings in the months ahead. This work will include particular emphasis on developing next-generation products for maritime, aviation and other specialized markets, building on Globalstar’s technical strengths such as multi-channel capabilities and high-quality CDMA signals. Globalstar will also restart its program of gateway deployment, allowing the company to further improve its coverage and service quality.

Copies of the debtor in possession financing agreement and the form of investment agreement will be filed with the SEC shortly by Globalstar as exhibits to a Form 8-K.

New Valley is currently engaged in the real estate business and is seeking to acquire additional operating companies.

Globalstar is a leading provider of global mobile satellite telecommunications services, offering both voice and data services from virtually anywhere in over 100 countries around the world. For more information, visit Globalstar’s web site at www.globalstar.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including but not limited to statements regarding the transactions between New Valley and Globalstar contemplated by the DIP agreement and the investment agreement and the transactions contemplated by the related plan of reorganization of Globalstar, provide expectations of future events. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release because of various risks, uncertainties and other factors, including but not limited to those relating to the approval of the DIP agreement and certain provisions of the investment agreement by the Bankruptcy Court, the bankruptcy reorganization process generally and the approval of the proposed plan of reorganization by creditors and confirmation of such plan by the Bankruptcy Court in particular, the receipt of required governmental approvals and the satisfaction of other conditions contained in the DIP agreement, the investment agreement and the plan of reorganization. As a result, no assurance can be given as to whether borrowings will be made available to Globalstar under the DIP agreement or as to the ultimate amount thereof or as to whether or when the transactions contemplated by the investment agreement will occur.